Exhibit 99.1

FOR IMMEDIATE RELEASE

Molecular Insight Pharmaceuticals Reports Fourth Quarter

and Year-End 2009 Financial and Operational Results

Cambridge, MA, March 16, 2010 - Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI), a biopharmaceutical company discovering and developing targeted therapeutic and imaging radiopharmaceuticals for use in oncology, today announced financial and operational results for the fourth quarter and year-ended December 31, 2009.

At December 31, 2009, the Company had approximately $64.0 million in cash, cash equivalents, and short-term investments, 25,268,327 shares of common stock outstanding and $186.5 million of Senior Secured Bonds and accrued and unpaid interest.

Fourth Quarter Results

For the quarter ended December 31, 2009, Molecular Insight reported a net loss of $13.2 million or $0.52 per share, compared to a net loss of $15.8 million or $0.63 per share for the fourth quarter of 2008. The decrease in net loss was primarily attributable to the recognition of $4.4 million in license and product revenues related to Onalta™, partially offset by an increase in operating expenses of $2.2 million. Operating expenses were $13.2 million in the fourth quarter 2009 and increased by 20 percent from the fourth quarter 2008, due to increases in research and development expenses of $1.5 million and in general and administrative expenses of $0.7 million.

Research and development expenses were $8.1 million for the fourth quarter 2009, compared to $6.6 million for the quarter ended December 31, 2008. The increase is primarily attributable to the build-out of a commercial-scale Azedra™ manufacturing suite and an impairment charge recognized for the Company’s Denton, Texas manufacturing facility, partially offset by a decline in clinical trial expenses due to the completion of a Phase 2 Zemiva™ trial in 2008.

General and administrative expenses for the quarter ended December 31, 2009, were $5.0 million, compared to $4.3 million for the same period in 2008. The increase of $0.7 million was mainly due to legal and consulting fees incurred related to ongoing efforts to improve the Company’s capital structure.

Year-End 2009 Results

For the full year 2009, Molecular Insight Pharmaceuticals reported a net loss of $66.5 million, or $2.64 per share, compared to $81.3 million, or $3.25 per share, in 2008. The decrease in net loss is attributable to a reduction in operating expenses of $10.6 million and recognition of $4.4 million in Onalta license and product revenues. Operating expenses declined 17% due to decreases in research and development expenses of $8.4 million and in general and administrative expenses of $2.2 million.

Research and development expenses were $30.2 million in 2009, compared to $38.6 million for 2008. The $8.4 million decrease is primarily attributable to the completion of a Phase 2 Zemiva clinical trial in 2008, partially offset by increased investments in Trofex™ preclinical studies, build-out of a commercial-scale Azedra™ manufacturing suite and the impairment charge described above.

General and administrative expenses were $21.5 million in 2009 compared to $23.7 million in 2008. This decrease reflects cost-cutting initiatives put in place at the end of 2008 primarily attributable to reduced professional fees, as well as staffing levels.

Molecular Insight Pharmaceuticals Reports Fourth Quarter and Year-End 2009 Financial and Operational Results

Based on the Company’s current projections of cash flow, unless it is able to raise sufficient additional capital, the Company will be in breach of the minimum liquidity requirements under the Indenture governing the Company’s Senior Secured Bonds in the second half of 2010. The Company’s difficulties in meeting its Bond Indenture covenants and its recurring losses from operations raise substantial doubt about the Company’s ability to continue as a going concern in the second half of 2010. Therefore, the report of the Company’s independent registered public accounting firm on the consolidated financial statements as of and for the year ended December 31, 2009 includes an emphasis paragraph relating to substantial doubt about the Company’s ability to continue as a going concern. The inclusion of such a going concern emphasis paragraph in the auditor’s report would result in a default under the terms of the Indenture that may give rise to an acceleration of the Company’s debt obligations under the Indenture, unless waived by the Bond holders.

The Company discussed with the holders of our Bond the foregoing circumstances and a restructuring of its outstanding debt. On March 15, 2010, the Company executed a waiver agreement with holders of at least a majority of the Company’s outstanding Senior Secured Bonds and the Bond Indenture trustee. Under the terms of the waiver agreement, the Bond holders and Bond Indenture trustee have agreed to waive the default arising from the inclusion of the going concern paragraph in the independent auditor’s report and other technical defaults under the Bond Indenture until 12:01 AM Eastern Standard Time on April 16, 2010, subject to earlier termination upon certain circumstances. The waiver is also subject to a number of terms and conditions relating to the provision of certain information to the Bond holders, among other conditions and matters. In the event that the waiver expires or terminates prior to the successful conclusion of the Company’s negotiations with Bond holders regarding the restructuring of the outstanding debt, then the Company will be in default of its obligations under the Indenture and the Bond holders may choose to accelerate the debt obligations under the Indenture and demand immediate repayment in full and seek to foreclose on the collateral supporting such obligations. If the Company’s debt obligations are accelerated or are not restructured on acceptable terms, it is likely the Company will be unable to repay such obligations and may seek protection under the U.S. Bankruptcy Code or similar relief.

“We are engaged in constructive discussions with our Bond holders regarding our default under the covenants contained in the Bond Indenture,” said Daniel L. Peters, President and CEO, of Molecular Insight. “Although there are no guarantees, we remain optimistic regarding the possibility of reaching an agreement with the Bond holders in a manner designed to avoid an acceleration of our debt obligations under the Bond Indenture and position us for future growth through a restructuring of these obligations.”

Strategic Priorities Refocused On Oncology and Out-Licensing in 2009

Molecular Insight is seeking to establish itself as a market-leading oncology-focused specialty pharmaceutical company committed to the discovery, development and commercialization of targeted radiotherapeutic compounds and molecular imaging radiopharmaceuticals. The Company is seeking to develop its oncology pipeline through a combination of partnering and internal efforts. Molecular Insight’s pipeline of oncologic radiotherapeutics and radiopharmaceuticals initially address neuroendocrine tumors, prostate cancer and metastatic melanoma.

“In 2009, based upon an assessment of market opportunities and our competitive strengths and capabilities, we made a strategic decision to focus our resources on developing our promising oncology pipeline,” said Daniel L. Peters. “Within oncology there are clear unmet patient needs where Molecular Insight has the science to uniquely and effectively diagnose and treat disease. In looking at our portfolio, we determined that a balance of external partnerships and Company-driven product development is the best way to create maximum value for our bondholders and shareholders, while ensuring benefits to as many patients as possible.”

As a first step in the Company’s refocused strategy for product development, Molecular Insight out-licensed Onalta, the Company’s radiotherapeutic for neuroendocrine tumors for Phase 3 development and commercialization in certain territories. Also, in conjunction with the Company’s strategic refocusing, Molecular Insight intends to out-license Zemiva, a radiopharmaceutical for the diagnosis of myocardial ischemia, for Phase 3 clinical development and commercialization, in order to concentrate its resources on the further development of its oncology portfolio.

Molecular Insight Pharmaceuticals Reports Fourth Quarter and Year-End 2009 Financial and Operational Results

2009 Product Development and Out-Licensing Highlights

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Molecular Insight commenced a pivotal Phase 2 clinical trial for Azedra in adult patients with malignant pheochromocytoma. The Phase 2 study is being conducted under a Special Protocol Assessment (SPA) granted during 2009 by the U.S. FDA.

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Molecular Insight entered into an out-license and manufacturing and supply agreement for Onalta with BioMedica Life Sciences for use in certain countries in Europe, the Middle East, North Africa, Russia and Turkey. Onalta is under development for the treatment of metastatic carcinoid and pancreatic neuroendocrine tumors in patients whose symptoms are not controlled by conventional therapy. BioMedica is expected to commence European pivotal Phase 3 clinical studies in 2010.

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The Company conducted a Phase 1 imaging study of Trofex™ which targets prostate specific membrane antigen (PSMA), a protein highly expressed by prostate cancer. Trofex has the potential to both detect and, when labeled with a therapeutic isotope, to treat metastatic prostate cancer. Clinical data from this trial demonstrated that Trofex rapidly detected metastatic prostate cancer lesions in soft tissues and bone within two to four hours of administration.

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The Company received a two-year grant from the National Cancer Institute (NCI) enabling initiation of a Phase 1 proof-of-concept clinical trial of Solazed™, a targeted radiotherapeutic intended for the treatment of malignant metastatic melanoma.

Investor Update Call

Molecular Insight management will host a conference call and webcast Tuesday, March 16, 2010, at 4:30 p.m., U.S. Eastern Daylight Savings Time. To access the call on March 16, 2010 dial 888.679.8033 or 617.213.4846 for international participants) at least five minutes prior to the start of the call. The participant pass code is 97807395. For one week following the call, an audio replay can be accessed by dialing 888.286-8010 (or 617.801.6888 for international callers) and using the pass code 50056981.

To access the live audio broadcast or the subsequent archived recording of the call, please visit the Investor Center section of the Molecular Insight website at http://www.molecularinsight.com. Please log onto Molecular Insight’s website several minutes prior to the start of the call to ensure adequate time for any software download that may be required. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com and institutional investors can access the call via http://www.streetevents.com.

About Molecular Insight Pharmaceuticals, Inc.

Molecular Insight Pharmaceuticals is a clinical-stage biopharmaceutical company and pioneer in the emerging field of molecular medicine. The Company is focused on the discovery and development of targeted therapeutic and imaging radiopharmaceuticals for use in oncology. Molecular Insight has five clinical-stage candidates in development. For further information on Molecular Insight Pharmaceuticals, please visit www.molecularinsight.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our financial performance, our corporate strategy, our negotiations with our Bond holders and the consequences of the failure to reach agreement with the Bond holders in regard to avoiding acceleration of the debt obligations under the Bond Indenture and restructuring such debt on acceptable terms, our ability to meet our obligations under the Bond Indenture, our potential insolvency and other consequences caused by a default under the Bond Indenture, our clinical and business developments, our clinical trials of Azedra™, Onalta™, Trofex™, Solazed™, and Zemiva™ and anticipated regulatory requirements and the timing of launches of such products, our business development strategy regarding the European rights to Onalta™ and anticipated compassionate use and clinical trials in the licensed European territories, anticipated revenues from product supply to BioMedica, from regulatory milestone payments and from milestone and tiered royalties on sales, our capital requirements and our needs for additional financing, potential severe dilution of our stock ownership, potential delisting of our stock, and the additional risks discussed in filings with the Securities and Exchange Commission (SEC).

Molecular Insight Pharmaceuticals Reports Fourth Quarter and Year-End 2009 Financial and Operational Results

Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

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Contacts Investors Chuck Abdalian Chief Financial Officer (617) 871-6618 cabdalian@molecularinsight.com	Media Martin A. Reynolds Manager Corporate Communications (617) 871-6734 mreynolds@molecularinsight.com Susan Pietropaolo BCC Partners (845) 638-6290 (201) 923-2049 spietropaolo@bccpartners.com

Molecular Insight Pharmaceuticals Reports Fourth Quarter and Year-End 2009 Financial and Operational Results

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts and except weighted average shares)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2009	2008	2009
Revenue:
Research and development grants	$237	$609	$475	$1,059
License and product	—	4,436	—	4,436

Total operating expenses	237	5,045	475	5,495

Operating expenses:
Cost of product revenue	—	35	—	35
Research and development	6,668	8,130	38,653	30,206
General and administrative	4,252	4,986	23,739	21,531

Total operating expenses	10,920	13,151	62,392	51,772

Loss from operations	(10,683)	(8,106)	(61,917)	(46,277)

Total other expenses, net	(5,139)	(5,121)	(19,337)	(20,207)

Net loss	$(15,822)	$(13,227)	$(81,254)	$(66,484)

Basic and diluted net loss per share	$(0.63)	$(0.52)	$(3.25)	$(2.64)

Weighted average shares used to calculate basic and diluted net loss per share	25,109,760	25,235,420	24,974,704	25,178,376

Non-cash stock-based compensation included in:
Research and development	$180	$320	$1,208	$1,589
General and administrative	318	304	2,855	2,381

Total stock-based compensation	$498	$624	$4,063	$3,970

Molecular Insight Pharmaceuticals Reports Fourth Quarter and Year-End 2009 Financial and Operational Results

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	As of December 31, 2008	As of December 31, 2009
Cash and cash equivalents	$25,495	$15,467
Investments	80,291	48,515
Accounts receivable, prepaid expenses and other current assets	1,542	1,553
Debt issuance costs — net	5,897	4,527
Property and equipment — net	5,452	4,044
Restricted cash	500	500

Total assets	$119,177	$74,606

Other current liabilities	$11,588	$9,762
Other long-term liabilities	452	478
Deferred revenue	25	25
Bond payable, net of discount	154,932	174,838

Total liabilities	166,997	185,103
Total stockholders’ deficit	(47,820)	(110,497)

Total liabilities and stockholders’ deficit	$119,177	$74,606

Molecular Insight Pharmaceuticals Reports Fourth Quarter and Year-End 2009 Financial and Operational Results

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Years Ended December 31,
	2008	2009
Cash, cash equivalents and investments – beginning of year	$162,996	$105,786
Net cash burn	(57,210)	(41,804)

Cash, cash equivalents and investments – end of year	$105,786	$63,982

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